Exhibit 10.4

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Executed as of the 11th day of March, 2011

between

TitleMax Aviation, Inc.

as Lessor,

and

TitleMax of Georgia, Inc.

as Lessee,

concerning one Bombardier CL-600-2B16 aircraft bearing

U.S. registration number N170TY,

and

Manufacturer’s serial number 5702.

*    *    *

INSTRUCTIONS FOR COMPLIANCE WITH

“TRUTH IN LEASING” REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Agreement:

Lessee, or the registered Aircraft owner if Lessee is not a U.S. citizen,

must mail a copy of the executed Agreement, without Exhibit B, to the following address via certified mail, return receipt requested:

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

48 hours prior to the first flight:

Lessee, or the registered Aircraft owner if Lessee is not a U.S. citizen, must notify by telephone or in person the FAA Flight Standards District Office nearest the airport where the first flight under this Agreement will originate. The notification shall include the location of the departure airport, the departure time of the first flight, and the Aircraft registration number, and unless otherwise authorized by that office, the notification shall be given at least 48 hours before takeoff.

Lessee must carry a copy of this signed Agreement in the Aircraft at all times.

*    *    *

Exhibit B is

intentionally omitted for FAA submission purposes.

This NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT (the “Agreement”) is entered into as of this 1st day of January, 2011 (the “Effective Date”), by and between TitleMax of Georgia, Inc. (“Lessee”) and TitleMax Aviation, Inc. (“Lessor”).

W I T N E S S E T H :

WHEREAS, Lessor holds title or a leasehold interest in and to the Aircraft described and referred to herein;

WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Aircraft on a non-exclusive basis, upon and subject to the terms and conditions of this Agreement; and

WHEREAS, during the Term of this Agreement, the Aircraft may also be subject to use by Lessor, and may be subject to concurrent leases to other lessees.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means that certain aircraft identified on Exhibit A, including all items appurtenant delivered by Lessor to Lessee, specifically including the engine/s presently attached, and the Aircraft Documents. The Aircraft is identified on Exhibit A.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Aircraft that have been delivered to Lessee by Lessor, or are required by FAA regulation or other law to be created or maintained by Lessee with respect to the maintenance and/or operation of the Aircraft.

“Aircraft Incident” shall mean any event (1) causing damage, whether substantial or cosmetic, or loss of value, to the Aircraft that is not ordinary wear and tear (including, without limitation, destruction, loss, theft, requisition of title or use, confiscation, and taking), (2) in which the Aircraft, or any other instrument associated with the Aircraft operation, causes injury to any individual or damage to any property, (3) in which Aircraft use results in a fine, or (4) which results in an interruption of the Aircraft’s serviceability.

“Excused Cause” means failure or delay caused by any government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God cause such failure.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Hour” means each flight hour of use of the Aircraft during any Lease Period, as recorded on the Aircraft hour meter. Flight Hours shall be measured in one-tenth hour increments.

“Lease Period” means each lease period which commences with delivery of the Aircraft to Lessee and concludes with the return of the Aircraft to Lessor. If requested by Lessor, Lessee shall execute an Aircraft Delivery Receipt in the form attached to this Agreement as Exhibit C each time the Lessee accepts delivery of the Aircraft.

“Lien” means any mortgage, security interest, lease, or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement.

“Operating Base” means, with respect to each Lease Period, that location where Lessor delivers the Aircraft to Lessee.

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Taxes” means all sales taxes, use taxes, value added taxes, retailer taxes, duties, fees, excise taxes (including, without limitation, federal transportation excise taxes), or other taxes of any kind which may be assessed or levied by any taxing jurisdiction as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee, or the provision of a taxable transportation service by Lessee using the Aircraft. Taxes do not include any taxes imposed on the net income of Lessor.

“Term” means the term of this Agreement set forth in Section 3.1.

2.	LEASE AND DELIVERY OF THE AIRCRAFT

2.1.	Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Aircraft, on the terms and conditions of this Agreement.

2.2.	Delivery and Return. This Agreement contemplates use of the Aircraft by Lessee for one or more Lease Periods. For Lessee’s use, the Aircraft shall be delivered to Lessee on a mutually agreed date or dates at the Operating Base, or other mutually agreed location, “AS IS,” “WHERE IS,” AND SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN SECTION 4 HEREOF. Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure or delay is caused by an Excused Cause. Lessee shall return the Aircraft to Lessor at the Operating Base, or other mutually agreed location, according to the Lessee’s scheduled return date under Section 3.2.

2.3.	Non-Exclusivity. Lessee and Lessor acknowledge that the Aircraft is leased to Lessee on a non-exclusive basis and may be subject to use by Lessor, and/or to additional non exclusive leases to other parties during the Term.

2.4.	Truth-In-Leasing Procedures. Lessee shall be responsible for assuring that the INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING” REQUIREMENTS UNDER FAR § 91.23 contained on the cover page of this Agreement are complied with. For this purpose, “U.S. citizen” has the meaning given to it in FAR § 47.2.

3.	TERM, SCHEDULING, AND RENT

3.1.

Term. The term of this Agreement shall be for a period of one (1) year commencing on the date hereof, and, absent election to the contrary, shall automatically renew on each anniversary thereof for four (4) additional annual terms. This Agreement may be terminated at the will of either party at any time. In the event that this Agreement is terminated at Lessor’s election during a Lease Period, Lessor shall pay the actual costs of repositioning the Aircraft to the Operating Base. In the event of termination by Lessee’s election during a Lease Period, Lessee will pay the costs of repositioning the Aircraft to the Operating Base.

3.2.	Scheduling. Each use of the Aircraft by Lessee shall be subject to Lessor’s approval. Lessee shall submit flight-scheduling requests, containing such information as Lessor requires, to Lessor as far in advance as reasonably possible. Lessor may approve or deny any flight-scheduling request in Lessor’s sole discretion. Although this Agreement provides a framework for future use of the Aircraft by Lessee, it does not confer upon Lessee any recurring or continuous right to use the Aircraft. For any Lease Period greater than seven (7) days, starting at the end of the seventh day, the Lessor shall have the right to deny further usage of the Aircraft by Lessee and arrange for the Aircraft’s return to Lessor at Lessor’s expense. Upon the exercise of this right, the Lease Period will be cut short and end.

3.3.	RENT. Lessee shall pay rent as specified in Exhibit B, attached hereto. All rent shall be paid to the Lessor in immediately available U.S. funds and in form and manner as the Lessor in its sole discretion may instruct Lessee from time to time.

3.4.	TAXES.

3.4.1.	Neither rent nor any other payments to be made by Lessee under this Agreement includes the amount of any Taxes which may be assessed or levied as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee, or the provision of a taxable transportation service by Lessee using the Aircraft.

3.4.2.	Lessee shall be responsible for, shall indemnify and hold harmless Lessor against, and, except as provided in Section 3.4.3, Lessee shall remit to Lessor all such Taxes together with each payment of rent pursuant to Section 3.2; provided, however, that if any such Taxes shall be due and payable at an earlier time as a matter of law, Lessee shall remit such Taxes to Lessor at the time required by law.

3.4.3.	If any Taxes shall be required by law to be paid by Lessee directly to the appropriate taxing jurisdiction, Lessee shall remit such Taxes directly to the appropriate taxing jurisdiction promptly at the time required by law, and shall provide evidence of such payment to Lessor.

4.

DISCLAIMER OF WARRANTIES AND WAVIER. THE AIRCRAFT IS BEING LEASED BY THE LESSOR TO THE LESSEE HEREUNDER ON A COMPLETELY “AS IS,” “WHERE IS,” BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE LESSEE. LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE AIRCRAFT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS SECTION 4 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT DISCLAIMS ALL REPRESENTATIONS AND/OR WARRANTIES AS TO AIRWORTHINESS, VALUE, CONDITION, DESIGN,

MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT OPERATION, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. THE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS, AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS, AND LIABILITIES OF LESSOR AND RIGHTS, CLAIMS, AND REMEDIES OF THE LESSEE AGAINST LESSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE (OTHER THAN BREACH OF EXPRESS TERMS OF THIS AGREEMENT), INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE, (III) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF LESSOR, ACTUAL OR IMPUTED, AND (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES.

5.	REGISTRATION

5.1.	Title and Registration; Subordination. Lessee acknowledges that title (legal, beneficial, and equitable) to the Aircraft shall not shift in any manner as a result of this Agreement. Lessee shall undertake, to the extent permitted by law, to do all such further acts, deeds, assurances or things as may in the reasonable opinion of Lessor be necessary to preserve title to the Aircraft.

6.	USE AND OPERATION

6.1.

Use and Operation. Lessee shall be solely and exclusively responsible for the use, operation, and control of the Aircraft during each Lease Period. Lessee (i) shall not operate or locate Aircraft, or suffer the Aircraft to be operated or located, in any area excluded from coverage by any Insurance policy in effect or required to be maintained hereunder with respect to the Aircraft, or in any war zone, (ii) shall not operate the Aircraft or permit the Aircraft to be operated during the Term except in operations for which Lessee is duly authorized, or use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed and suitable, (iii) shall not permit the Aircraft to be maintained, used, or operated during the Term in violation of any law, or contrary to any manufacturer’s operating manuals or instructions, and (iv) shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by law, nor knowingly permit the Aircraft to be used during the existence of any known defect except in accordance with the FARs; (v) shall not, without Lessor’s express permission, remove any parts or engines from the Aircraft, or make any modifications to the Aircraft; and (vi) shall abide by Lessor’s reasonable rules to preserve the longevity, quality, and value of the Aircraft, including but not limited to no smoking and no animals aboard the Aircraft, and including appropriate, safe, and secure storage, including protection from wind and weather, when the Aircraft is stored or parked during a Lease Period. During any Lease Period, Lessee shall be responsible for the conduct any all persons onboard the Aircraft, other than authorized representatives of Lessor, if any. While the Aircraft is in Lessee’s possession during the Term, Lessee shall keep accurate logs of the Aircraft location, and flight hours. On an annual basis, or otherwise as reasonably requested by Lessor, Lessee shall provide to Lessor a signed record verifying this log.

6.2.	Operational Control. THE PARTIES EXPRESSLY AGREE THAT LESSEE SHALL AT ALL TIMES WHILE THE AIRCRAFT IS IN ITS POSSESSION DURING THE TERM MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A DRY OPERATING LEASE. Lessee shall exercise exclusive authority over initiating, conducting, or terminating any flight conducted pursuant to this Agreement, and the Flight Crew shall be under the exclusive command and control of Lessee in all phases of such flights.

6.3.	Authority of Pilot in Command. Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted pursuant to this Agreement, Lessor and Lessee expressly agree that the Pilot in Command, in his or her sole discretion may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability for loss, injury, damage, or delay to Lessor.

6.4.	Right to Inspect. Lessor and its agents shall have the right to inspect the Aircraft or the Aircraft Documents at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessor that Lessee is properly repairing and maintaining the Aircraft in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

6.5.	Aircraft Documents. Lessee shall, during each Lease Period, at its expense, maintain and preserve, or cause to be maintained and preserved, in the English language, all Aircraft Documents in a complete, accurate, and up-to-date manner.

7.	AIRCRAFT LEASED WITHOUT SERVICES. The Aircraft is leased by Lessor to Lessee hereunder without any additional services of any kind, and Lessee shall obtain or supply all services and supplies necessary to the operation, maintenance, and storage of the Aircraft. Any items installed by Lessee on the Aircraft (not including headsets and other electronic items utilized solely by plugging them into a preexisting, external port presently on the Aircraft) shall become a part of the. Aircraft upon installation, whereupon Lessee shall cease to have any right to it. Without limiting the generality of the foregoing, Lessee shall, at no cost or expense to Lessor:

7.1.	Obtain all fuel, oil, lubricants, and other services and supplies required for Lessee’s operations of the Aircraft;

7.2.	Pay the fixed hourly cost of any maintenance service plans that may be in effect with respect to the Aircraft that become due and payable during the Term;

7.3.	Maintain the Aircraft, or cause the Aircraft to be maintained, in a good and airworthy operating condition and in compliance with all applicable FARs and the Aircraft Operating Manual;

7.4.	Ensure that all mechanics assigned to the maintenance of the Aircraft are competent with respect to the type of aircraft and fully familiar with applicable maintenance and preventative repair programs for the Aircraft’s specific type;

7.5.	Store the Aircraft when not in use in an appropriate and adequate facility at the Operating Base;

7.6.	Obtain the services of pilots for all of Lessee’s operations of the Aircraft, which pilots shall be fully competent and experienced, duly licensed, and qualified in accordance with FAA regulations and other legal requirements and approved under all insurance policies covering the Aircraft;

7.7.

Maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount acceptable to Lessor and with a company acceptable to Lessor. Said policy shall be an occurrence policy naming as named insured the Aircraft owner (which may be Lessor). The Lessee shall be designated an additional insured, and Lessee shall cause to be designated such additional insureds as Lessor may reasonably request. Further, Lessee shall, at no cost or expense to Lessor, maintain, or cause to be maintained, all risks aircraft hull insurance in the amount not less than the maximum insurable amount, and such insurance shall name the Aircraft owner and any first lien mortgage holder as loss payees as their interests may appear. Such insurance policies shall insure the interests of the insured parties regardless of any breach or violation by Lessee, or other Aircraft operator, of any warranties, declarations or conditions contained in such policies. Each such policy shall be primary without any right of contribution from any insurance maintained by Lessor. Each such policy shall insure Lessee’s contractual liability to Lessor contained in this Agreement (with a Breach of Warranty endorsement). The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which the Aircraft will be operated. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessee, whether voluntary or involuntary, such policy shall continue in force for the benefit of the insured parties for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to such insured parties. Each policy shall contain an agreement by the Insurer to provide insured parties with thirty (30) days’ advance written notice of any deletion, cancellation or material change in coverage. Each insurance policy hereunder shall (1) be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessor in any competent state or federal court in the United States or its territories. Lessee will provide Lessor with a Certificate of Insurance and copy of the insurance policy upon execution of this Agreement and at any time thereafter as Lessee may reasonably request, and (2) provide for Lessor’s written consent before arrival at any settlement, (3) provide for notice to Lessor in the event that any premium or installment of premiums was not paid when due, (4) provide a severability of interest clause such that the policy shall operate in the same manner as if a separate policy covered each insured, (5) waive any right of offset or subrogation against Lessor. Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make proof of loss and claim for and to receive payment of and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of Aircraft. Lessor shall not act as Lessee’s attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance proceeds.

8.	CONDITION DURING TERM AND RETURN OF AIRCRAFT

8.1.	Return. Upon conclusion of each Lease Period, Lessee shall return the Aircraft to the Lessor by delivering the same, at the Lessee’s own risk and expense, to the Operating Base, or other mutually agreed location, fully equipped with all engines installed thereon. The Aircraft at the time of its return shall be in the condition set forth in this Section 8 and shall be free and clear of any Liens resulting from Lessee’s use or possession.

8.2.	Condition of Aircraft. The Aircraft at the time of its return to Lessor shall have been maintained in accordance with the provisions of this Agreement with the same care and consideration for the technical condition of the Aircraft as if it were to have been kept in continued regular service by the Lessee, and shall meet the following requirements:

8.2.1.	Operating Condition. The Aircraft shall be in as good condition as at the beginning of the Lease Period, ordinary wear and tear excepted.

8.2.2.	Cleanliness Standards. The Aircraft shall be as clean as it was at the beginning of the Lease Period.

8.3.	Aircraft Documents. Lessee shall deliver, or cause to be delivered to Lessor, at the time the Aircraft is returned to Lessor, all of the Aircraft Documents, updated and maintained by Lessee, or on behalf of Lessee, through the date of return of the Aircraft.

9.	LIENS. Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee’s actions, except for mechanics liens to be discharged in the ordinary course of business. Lessee shall notify Lessor promptly upon learning of any Liens not permitted by these terms. Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it.

10.	DEFAULTS AND REMEDIES. In the event of default, the non-defaulting party shall be entitled only to expectancy damages, except that no consequential damages may be had other than to Lessor for Lessor’s lost opportunity to lease the Aircraft. In the event of a dispute, the losing party shall pay the reasonable costs (including attorney’s fees) of the other party in resolving the dispute.

11.	NOTICES. Notices may be delivered among the parties in any commercially reasonable manner. In call cases, notices shall be deemed given when received.

12.

RISK OF AN AIRCRAFT INCIDENT. At all times during any Lease Period, Lessee shall bear the entire risk of an Aircraft Incident, and shall indemnify and hold Lessor harmless from and against any losses or liabilities, including insurance deductibles, to the extent not compensated by insurance, arising from an Aircraft Incident (including, without limitation, destruction, loss, theft, requisition of title or use, confiscation, taking, or damage of or to the Aircraft from any cause, as well as damage or injury to the person or property of others), and all fines or damages, including consequential, direct, and punitive claims in contract, tort or otherwise, suits, actions or proceedings arising from the use, operation, or storage of the Aircraft during a Lease Period. In the case of fines that are not tax deductible under 26 USC 162(f), indemnification shall be on an after-tax basis. In the event an Aircraft Incident causes a diminution in value of the Aircraft, Lessee shall pay to the Aircraft owner the amount of the reduction.

12.1.	Amounts Paid by Third Parties. Lessor shall be entitled to receive directly any payments of monies by third parties or their insurers for damage to the Aircraft during a Lease Period. Such monies received will offset amounts otherwise owed by Lessee for such damage.

12.2.	Destruction of Engine/s, but not Aircraft. In the event of loss or destruction during a Lease Period of an Aircraft engine so that it is no longer serviceable, Lessee shall promptly notify Lessor of such event and shall, at its own cost, replace such engine/s with replacement engine/s (“Replacement”) equal to or better than the lost or destroyed engine/s, and will cause title to such Replacement to be transferred free of all liens to, and perfected (with the Aircraft owner’s cooperation) in the name of, the Aircraft owner, whereupon the Replacement shall be treated for the purposes of this Agreement as if it had been on the Aircraft at the time the Agreement was executed.

13.	ADDITIONAL PROVISIONS

13.1.	Entire Agreement. This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

13.2.	Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in any separate agreement, transaction, or commitment for any purpose whatsoever.

13.3.	Authority of the Parties. Each of the parties hereto represents to that other that (i) it has full power, authority and legal right to enter into and perform this Agreement, (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on each party’s part, does not require any approvals or consents except such approvals and consents as have been duly obtained, and (iii) this Agreement does not contravene any law binding on either of the parties or contravene any agreement to which either of the parties hereto is a party or by which it is bound, or any law governmental rule, regulation or order. Upon request, each of the parties will provide the other party with documentary evidence of its authority to enter into this Agreement.

13.4.	Prohibited and Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed replaced with a valid and enforceable provision that as nearly as possible effectuates the parties’ intent as expressed in this Agreement. To the extent permitted by law, Lessor and Lessee hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

13.5.

Enforcement. This Agreement, including all agreements, covenants, representations, and warranties, shall be binding upon and inure to the benefit of and may be enforced by Lessor, Lessee, and each of their agents, servants, and personal representatives. No third party beneficiaries are created, other than the rights of the Aircraft owner under Sections 12 (pertaining to owner’s rights in the case of an Aircraft Incident causing Aircraft damage) and 7.7 (pertaining to Lessee’s provision of insurance)

13.6.	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

13.7.	Counterparts. The parties hereto may execute this Agreement in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Electronic or FAX signatures shall have the same effect as originals.

13.8.	Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

13.9.	No Waiver. No delay or omission in the exercise or enforcement of any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

13.10.	No Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other.

14.	TRUTH IN LEASING UNDER SECTION 91.23 OF THE FAR’s.

WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE FOLLOWING PROVISION OF THE FARS:

CHECK ONE:

☐	§ 91.409 (f) (1): A continuous airworthiness inspection program that is part of a continuous airworthiness maintenance program currently in use by a person holding an air carrier operating certificate or an operating certificate issued under FAR Part 121 or 135 and operating that make and model aircraft under FAR Part 121 or operating that make and model under FAR Part 135 and maintaining it under FAR 135.41l(a)(2).

☐	§ 91.409 (f) (2): An approved aircraft inspection program approved under FAR 135.419 and currently in use by a person holding an operating certificate issued under FAR Part 135.

☒	§91.409 (f) (3): A current inspection program recommended by the manufacturer.

☐	§ 91.409 (f) (4): Any other inspection program established by the registered owner or operator of the Aircraft and approved by the Administrator of the Federal Aviation Administration in accordance with FAR 91.409 (g).

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR:

CHECK ONE:

☐    § 91.409 (f) (l)        ☐    § 91.409 (f) (2)        ☒    § 91.409 (f) (3)         ☐    § 91.409 (f) (4)

LESSEE ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF SUCH AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

THE LESSEE, WHOSE NAME AND ADDRESS ARE SET FORTH BELOW, SHALL BE SOLELY RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT DURING ALL PERIODS THROUGHOUT THE TERM OF THIS AGREEMENT. BOTH LESSOR AND LESSEE CERTIFIES BELOW THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH ALL APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Non-Exclusive Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR: TitleMax Aviation, Inc.	LESSEE: TitleMax of Georgia, Inc.

By:	By:
Print: Tracy Young	Print: Tracy Young
Title: President	Title: Member of TitleMax Holdings, LLC, Shareholder

EXHIBIT A

Aircraft Make/Model: Bombardier CL-600-2B16

FAA Registration No.: N170TY

Serial Number: 5702

Hull Value for Insurance: $17.5 million

EXHIBIT B

Calculation of Rent

Rental Deposit

Upon execution of this Agreement, Lessee shall pay to Lessor a rental deposit of $5,000. This amount shall be credited towards Lessee’s future rent payment when due. If, at the time this Agreement is terminated, Lessee’s amounts owed to Lessor accrued and unpaid hereunder are less than the deposit amount, any excess shall be refunded to Lessee.

Rent Payment Date

Lessee shall pay to Lessor the full unpaid amount accrued as due hereunder in a single annual payment calculated for the period starting on January 1 (or, if none has occurred during the Term, the beginning of the Term) and ending on the subsequent December 31. Payment shall be on demand by Lessor (the “Rent Payment Date”) after December 31.

Rental Charge

Rental charge per month: $200,000 USD

EXHIBIT C

AIRCRAFT DELIVERY RECEIPT

This Aircraft Delivery Receipt is delivered on the date set out below by TitleMax of Georgia, Inc. (“Lessee”) to TitleMax Aviation, Inc. (“Lessor”) pursuant to the Non-Exclusive Aircraft Lease Agreement entered into January 1, 2011, between Lessor and Lessee (the “Lease”). Capitalized terms used in this document shall have the meanings given to such terms in the Lease unless otherwise indicated.

AIRCRAFT: N170TY 2006 Bombardier CL-600-2B16 s/n 5702

Lessee hereby confirms to Lessor that Lessee has at 8 a.m. on this 4th day of January, 2011, at Savnnah/Hilton Head International Airport, accepted delivery of the Aircraft pursuant to the Lease. Further, Lessee confirms that it has inspected the Aircraft and found its condition to be without faults, except as listed below. (LIST ALL DISCOVERED FAULTS, NO MATTER HOW MINOR, IN AIRCRAFT CONDITION AT DELIVERY. Attach additional pages, if necessary.)

HOURS AND CYCLES DATA (as of the date of this document):

Hours: 1433.7                                         Cycles: 581

IN WITNESS WHEREOF, Lessee and Lessor have, by their duly authorized representatives, executed this Aircraft Delivery Receipt on the date set forth above.

LESSEE: TitleMax of Georgia, Inc.		LESSOR: TitleMax Aviation, Inc.

By:		By:
Title:	Member of TitleMax Holdings, LLC, Shareholder	Title:	President